Exhibit 99.4
Explanation of Non-GAAP Measures
The information provided in this Form 8-K and exhibits includes measures which are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP").
We present certain capital measures in this Form 8-K and exhibits. Our “fully-phased Tier 1 Capital and Credit Loss Reserve Ratio” is not required by regulators to be disclosed, and therefore is considered a non-GAAP measure. We believe this ratio is a useful measure to investors as it provides a meaningful measure of what the Company’s total loss absorption capacity would be.
We also present measures we refer to as “return on tangible common equity” and “tangible book value per share” in this Form 8-K and exhibits. Tangible book value per share is calculated based on tangible common equity divided by common shares outstanding. Tangible common equity itself is not a measure presented in accordance with GAAP. We believe tangible common equity, and tangible book value per share, are more meaningful measures to investors of the net asset value of the Company.
The reconciliations of these capital and equity related non-GAAP measures to the applicable comparable GAAP financial measures are included in the detailed financial tables included in Exhibit 99.2.
Within Exhibit 99.3 we present certain historical financial information for 2009 on a "managed" basis. These metrics presented on a managed basis are non-GAAP measures. A reconciliation of the corresponding GAAP financial metrics to the financial information presented on a managed basis is included in the appendix of Exhibit 99.3.